Exhibit 99.1

*PRESS RELEASE*

Contact:

John E. Essen

President and Chief Executive Officer

CSB Financial Inc.

Community Savings Bank

(513) 734-4445

CSB Financial Inc. Announces Expected Closing Date of Initial Public Offering

Bethel, OH; July 23, 2026 – CSB Financial Inc. (the “Company”), the proposed stock holding company for Community Savings Bank (the “Bank”), announced today that all regulatory approvals have been received to complete the Bank’s conversion from the mutual-to-stock form of organization and the Company’s related initial public offering. The Bank’s members approved the conversion transaction, including the establishment and funding of a charitable foundation, at a Special Meeting of Members held on July 1, 2026.

The conversion transaction is expected to close on July 29, 2026. The Company’s common stock is expected to be quoted on the OTCQB Market beginning on or about July 30, 2026 (ticker symbol assignment pending).

The Company intends to sell 1,375,435 shares of common stock (which is between the maximum and adjusted maximum of the offering range disclosed in the Company’s Prospectus dated May 14, 2026), which includes 112,235 shares to be sold to the Bank’s Employee Stock Ownership Plan, for gross offering proceeds (before deducting offering expenses) of approximately $13.8 million based on the offering price of $10.00 per share. Additionally, the Company intends to contribute 27,500 shares of common stock to Community Savings Bank Foundation, Inc., to be established and funded in connection with the conversion transaction. The Company expects to have 1,402,935 shares of common stock issued and outstanding upon the closing of the conversion transaction.

The Company conducted a Subscription Offering to the Bank’s eligible depositors and other eligible subscribers, which expired on June 24, 2026. Because the Subscription Offering was not oversubscribed, the Company intends to fill all valid stock orders according to the purchase limitations and priorities disclosed in the Prospectus dated May 14, 2026. Subscribers may confirm their stock subscriptions by contacting the Stock Information Center at (312) 521-1600. The Stock Information Center is open between 10:00 a.m. and 5:00 p.m., Eastern time, Monday through Friday, except on bank holidays.

The Company’s transfer agent, Continental Stock Transfer & Trust Company, plans to mail Direct Registration System (“DRS”) Book-Entry statements for the shares purchased in Subscription Offering, and interest checks, on or about July 30, 2026.

Luse Gorman, PC is acting as legal counsel to the Company and the Bank. Performance Trust Capital Partners, LLC acted as the Company’s marketing agent in connection with the Subscription Offering. Kilpatrick Townsend & Stockton LLP is acting as legal counsel to Performance Trust Capital Partners, LLC.

Legal Disclosures

The shares of common stock are not savings accounts or savings deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Forward-Looking Statements Disclosures

This press release contains certain forward-looking statements about the conversion and stock offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or words of similar import. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in closing the conversion and stock offering; possible unforeseen delays in delivering DRS Book-Entry statements or interest checks; and/or delays in the start of trading due to market disruptions or otherwise.